Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statement:

(1)	Registration Statement (Form S-8 No. 333-173496) pertaining to the Equity Incentive Plan of Arcos Dorados Holdings Inc;

of our report dated March 15, 2017 (except Note 27, as to which the date is April 27, 2017), with respect to the consolidated financial statements and our report dated March 15, 2017, with respect to the effectiveness of internal control over financial reporting, of Arcos Dorados Holdings Inc., included in this Annual Report (Form 20-F) for the year ended December 31, 2016.

Buenos Aires, Argentina

April 27, 2017

/s/ Pistrelli, Henry Martin y Asociados S.R.L.
PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.
Member of Ernst & Young Global